Exhibit 10.4

Execution Version

SERVICES AGREEMENT

by and between

PCS NITROGEN FERTILIZER, L.P.

and

INNOPHOS, INC.

Dated as of June 29, 2018

This SERVICES AGREEMENT (together with the Schedules hereto, this “Agreement”), dated as of June 29, 2018 (the “Signing Date”), is by and between PCS Nitrogen Fertilizer, L.P., a Delaware limited partnership (“PCS”), and Innophos, Inc., a Delaware corporation (“Innophos”). PCS and Innophos are collectively referred to herein as the “Parties” and individually referred to herein as a “Party.”

RECITALS

A. PCS and certain affiliates of PCS desire to provide, or cause to be provided, to Innophos, and Innophos desires to receive, certain Services (as defined below); and

B. The Parties have concurrently entered into that certain Termination Agreement (the “Termination Agreement”), dated as of the date hereof, pursuant to which the parties have set forth certain agreements relating to the shutdown of the phosphoric acid production facility of PCS in Geismar, Louisiana (the “PCS Geismar Plant”) and alternative arrangements for their respective ongoing operations and supply needs.

AGREEMENTS

Intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

Definitions; Agreement To Provide and Accept Services

Section 1.01 Definitions. For purposes of this Agreement, the following terms have the meanings set forth in this Section 1.01. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

“Additional Service” has the meaning set forth in Section 1.07.

“Advance Notice” has the meaning set forth in Section 3.01.

“Affiliate” means with respect to any Person, any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person.

“Battery Limit” means, with respect to any Product or Service, the location of the metering station for the lines delivering such Product or Service to the Service Recipient.

“Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions located in the State of Louisiana or State of New York are authorized or required to be closed.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any new Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline, Order or directive (whether or not having the force of law) by any Governmental Authority

“Clarified Water System Acquisition” has the meaning set forth in Section 1.08.

“Clarified Water System Upgrade” has the meaning set forth in Section 1.08.

“Damages” has the meaning set forth in Section 5.03(a).

“Effective Date” has the meaning set forth in Section 3.01.

“Enforcement Costs” has the meaning set forth in Section 2.01(a).

“Existing Services Agreement” has the meaning set forth in Section 6.10.

“Fee” has the meaning set forth in Section 2.04.

“Fee Schedule” has the meaning set forth in Section 1.02.

“First Renewal Term” has the meaning set forth in Section 3.01.

“Governmental Authority” means any government or political subdivision or regulatory body, whether federal, state, local or foreign, or any agency, bureau, board, commission, department or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court, tribunal or arbitral body.

“Honeywell” means Honeywell International Inc.

“Honeywell Dock” means the dock that is owned and maintained by Honeywell and used by PCS to service the PCS Geismar Plant.

“Honeywell Services” means those Services designated as “Honeywell Services” in the Schedules.

“Indemnitees” has the meaning set forth in Section 5.03(a).

“Initial Term” has the meaning set forth in Section 3.01.

“Law” means any law, statute, code, ordinance, regulation or other requirement of any Governmental Authority.

“Materials” has the meaning set forth in Section 3.04.

“Nitrogen Plant” means the nitrogen facility operated by PCS in Geismar, Louisiana.

“Nitrogen Plant Shutdown” has the meaning set forth in Section 3.02.

“Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

“PCS Dock” means the floating dock owned by PCS and located next to the Honeywell Dock.

“PCS Geismar Plant” has the meaning set forth in the Recitals.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust, or other entity.

“Product” means each product identified on the Schedules supplied to a Service Recipient pursuant to the Services.

“Renewal Term” has the meaning set forth in Section 3.01.

“Representative” means, with respect to any Person, the directors, officers, managers, employees, accountants, advisors, attorneys, consultants or other agents of that Person, or any other representatives of that Person.

“Second Renewal Term” has the meaning set forth in Section 3.01.

“Service” has the meaning set forth in Section 1.02.

“Service Provider” has the meaning set forth in Section 1.02.

“Service Provision Taxes” has the meaning set forth in Section 2.06.

“Service Recipient” has the meaning set forth in Section 1.02.

“Service Volume Increase” has the meaning set forth in Section 1.07.

“Signing Date” has the meaning set forth in the Preamble.

“Schedule” has the meaning set forth in Section 1.02.

“Sulfuric Acid Tank Equipment” means the T-5 Tank and the transfer pump (Innophos Transfer Pump Equipment # 300PU011.GMS) owned by Innophos and used in connection with the T-5 Tank.

“T-5 Tank” means the sulfuric acid tank (Sulfuric Acid Storage Equipment # 571TK002, 4,000 ton capacity) located at the PCS Geismar Plant that will be transferred to Innophos pursuant to the Termination Agreement.

“Third Party Service Provider” has the meaning set forth in Section 1.03.

Section 1.02 Provision of Services. On the terms and subject to the conditions contained in this Agreement and the Schedules attached hereto (each a “Schedule,” and collectively the “Schedules”), PCS shall provide, or shall cause its Affiliates or any permitted Third Party Service Providers (as defined below) designated by PCS in accordance with Section 1.03 to provide, from and after the Effective Date, to Innophos (a) the services listed on the Services Schedule attached at Annex A together with those incidental actions, if any, necessary to effect such services and (b)

any additional services added in accordance with Section 1.07 (each item in clauses (a) and (b), a “Service”, and collectively the “Services”). As used in this Agreement, a “Service Provider” shall mean PCS or its Affiliates, each in its or their capacity as a provider of Services hereunder, and a “Service Recipient” shall mean Innophos or its Affiliates, each in its or their capacity as a recipient of Services hereunder. Each Service shall be provided in exchange for the consideration set forth with respect to such Service on Annex A in the columns entitled “Fees” and, as applicable, “Other Terms” (the “Fee Schedule”), which sets forth the amount charged for each Service, or as the Parties may otherwise agree in writing from time to time. Each Service shall be provided and accepted in accordance with the terms, limitations and conditions set forth in this Agreement, the Fee Schedule and on the applicable Schedule.

Section 1.03 Affiliate and Third Party Service Providers. The Parties acknowledge and agree that PCS may provide the applicable Services directly, through an Affiliate of PCS or through one or more third parties (a) engaged by PCS to provide the applicable Services, or (b) that act as a supplier of Products or Services to PCS on a back to back basis, in each case in accordance with the terms of this Section 1.03 (each such third party, a “Third Party Service Provider”). PCS shall make, in its sole discretion, any decisions as to whether it will provide the applicable Services directly or through an Affiliate or Third Party Service Provider; provided, that (i) PCS shall remain responsible for ensuring that its obligations with respect to such Services, including with respect to the standard of care for such services set forth in Section 2.01, are satisfied with respect to all Services provided by any Affiliate or Third Party Service Provider, (ii) the use of any Third Party Service Provider shall not increase any fees or other amounts payable by Innophos hereunder, (iii) in the event Innophos raises a concern to PCS in good faith that a Third Party Service Provider is failing to provide Products or Services in accordance with the terms of this Agreement, PCS shall reasonably consider such concern in good faith and (iv) if PCS determines in good faith that a Third Party Service Provider is failing to provide Products or Services in accordance with the terms of this Agreement, then PCS shall take reasonable steps to address and remedy such compliance issues to the reasonable satisfaction of Innophos.

Section 1.04 Access. Innophos shall, and shall cause its Affiliates to, (a) make available on a timely basis to the applicable Service Provider all information and materials reasonably requested by such Service Provider to enable such Service Provider to provide the applicable Services to such Service Recipient and (b) provide to the applicable Service Provider reasonable access to its premises, facilities and personnel to the extent reasonably necessary for such Service Provider to provide the applicable Services to such Service Recipient.

Section 1.05 Reliance. PCS shall be entitled to rely upon the genuineness, validity or truthfulness of any document, instrument or other writing presented by an applicable Service Recipient in connection with this Agreement. PCS shall not be liable for any impairment of any Service caused by or relating to its not receiving the information, materials or access required by Section 1.04, either timely or at all, or by its receiving inaccurate or incomplete information from an applicable Service Recipient that is required or reasonably requested regarding that Service.

Section 1.06 Cooperation. The Parties shall reasonably cooperate in good faith with each other in matters relating to the provision and receipt of the Services. Such cooperation shall include negotiating in good faith any additional agreements between the Parties or their respective Affiliates, in each case as necessary or desirable by the Parties to permit each Party to perform its obligations hereunder (but any such agreement shall not reduce, increase or otherwise modify any of the obligations contained herein).

Section 1.07 Additional Services.

(a) After the date hereof, Innophos may request that PCS provide other similar services under this Agreement (each, an “Additional Service”), subject to the Parties reaching an agreement on additional Fees and reasonable term in respect of such Additional Service. In the event that the Parties reach an agreement with respect to providing such Additional Services under this Agreement, the Parties shall amend the appropriate Schedule(s) in writing to include such Additional Services (including the incremental fees with respect to such services) and such Additional Services shall be deemed Services hereunder, and accordingly, PCS shall provide such Additional Services, or cause such Additional Services to be provided, in accordance with the terms and conditions of this Agreement. The Fee payable by Innophos to PCS for such Additional Service will be negotiated in good faith on a basis consistent with the approach and methodology used to determine the Fees for similar or otherwise comparable services.

(b) If Innophos requests that the level or volume of any Service be increased beyond that set forth in the Schedules as of the Signing Date (“Service Volume Increase”) or that the manner in which any Service is provided be changed from that set forth in the Schedules as of the Signing Date, the Parties shall negotiate in good faith as to (i) whether PCS can increase the level or volume of such Service or change the manner in which such Service is provided, and (ii) any incremental Fees that would be payable by Innophos in respect of such increase or change if an agreement thereto is reached. The incremental Fee payable (if any) by Innophos to PCS for such Service Volume Increase or Service change will be negotiated in good faith on a basis consistent with the approach and methodology used to determine the Fees for similar or otherwise comparable Services.

Section 1.08 Renegotiation. In relation to the supply of clarified water by PCS as a pass-through Service from Honeywell as further described in the row of Annex A titled “Clarified Water (Honeywell Service),” the Parties acknowledge, understand and agree that if PCS acquires the clarified water system which includes Honeywell’s raw river pumping system (a “Clarified Water System Acquisition”), the Fees described in such row of Annex A will no longer apply, PCS shall provide the Service described in the row of Annex A titled “Clarified Water (Honeywell Service)” to Innophos directly, and PCS will allocate to Innophos, in proportion to its usage of clarified water, a portion of the Fees that represent PCS’s additional costs in acquiring, maintaining and operating such clarified water system (with any capital costs to be treated for such purposes as being amortized over the estimated useful life of such system). In addition, if a major change, repair or upgrade to the clarified water system (a “Clarified Water System Upgrade”) is required, the Fees described in the row of Annex A titled “Clarified Water (Honeywell Service),” or any substitute to which the Parties may mutually agree, will no longer apply, and PCS will allocate to Innophos in proportion to its usage of clarified water a portion of the Fees that represent PCS’s cost of changing, repairing, or upgrading such clarified water system (with any capital costs to be treated for such purposes as being amortized over the remained estimated useful life of such system). The Parties acknowledge, understand and agree that notwithstanding anything to the contrary set out in this Agreement, if a Clarified Water System Acquisition or Clarified Water System Upgrade occurs and Innophos fails to pay any undisputed Fees allocated in accordance with this Section 1.08 related to the clarified water system following such event, PCS shall no longer have any obligation to provide clarified water hereunder.

ARTICLE II

Terms and Conditions; Payment; Independent Contractors

Section 2.01 Terms and Conditions of Services.

(a) Unless otherwise agreed by the Parties in writing in advance, PCS shall, and shall cause its Affiliates and Third Party Service Providers to, perform Services (i) in accordance with applicable Law, (ii) with the standard of care and professionalism customarily applicable to the respective Services and (iii) using the standard operating procedures that PCS applies to its own business with respect to the applicable Services, but solely to the extent PCS uses such Services in its business. In no event shall the scope of any of the Services required to be performed hereunder exceed that described on the applicable Schedule unless otherwise subsequently agreed by the Parties in writing. PCS shall, and shall cause its Affiliates and Third Party Service Providers to, perform its and their duties and responsibilities hereunder in good faith. Notwithstanding anything to the contrary set out herein, the Parties acknowledge, understand and agree that if (x) Honeywell or any other Third Party Service Provider fails to perform a Honeywell Service or a Service provided by another Third Party Service Provider per the terms of this Agreement, (y) Honeywell or any other Third Party Service Provider does not have title to Products it sells and delivers to Innophos pursuant to this Agreement, or (z) Products sold hereunder by Honeywell or any other Third Party Service Provider do not conform in all respects to the specifications for such Products set forth in the Schedules, PCS will either (A) pursue in good faith its available contractual rights against Honeywell or such other Third Party Service Provider on behalf of both PCS and Innophos, including making a claim against Honeywell or such other Third Party Service Provider to enforce such available contractual rights, or (B) assign such contractual rights to Innophos, and in each of cases (A) and (B) the out-of-pocket costs of the foregoing (“Enforcement Costs”) shall be allocated between PCS and Innophos in a manner proportionate to PCS’s and Innophos’s use of the affected Services; provided, that if PCS pursues such rights against Honeywell or such other Third Party Service Provider in good faith, Innophos covenants and agrees that it will not seek damages or any other relief against PCS relating to Honeywell’s or such other Third Party Service Provider’s failure to perform the affected Services. If Innophos fails to pay any undisputed Enforcement Costs allocated in accordance with this Section 2.01(a), PCS shall be relieved of pursuing any relief against Honeywell or such other Third Party Service Provider for failure to perform the applicable Services.

(b) Except as expressly set forth in the Schedules, the Services shall not include, and this Agreement shall not require any Service Provider to provide or cause to be provided to the Service Recipient(s), services that involve or relate to the provision of legal or tax advice (including the provision of legal opinions or tax opinions). In addition, the Parties acknowledge and agree that any advice provided by any Service Provider to the Service Recipient(s) in effecting the compliance or regulatory services shall be incidental only to the provision of such services, and in no event shall any Service Provider be required to provide any compliance opinions.

Section 2.02 Independent Contractors.

(a) A Service Provider shall act under this Agreement solely as an independent contractor and not as an agent or employee of any other Party or any of such Party’s Affiliates; provided, that any Third Party Service Provider shall perform applicable Services on behalf of PCS.

(b) The employees of each Service Provider assigned by such Service Provider to perform the Services pursuant to the terms hereof shall at all times remain solely under the authority and direction of their actual contractual employer. The Agreement creates no subordinate relationship between each Service Provider’s and each Service Recipient’s personnel, even in the event Services are being performed in the mutual interest of the Parties. Each Service Provider is thus solely responsible for managing its personnel, which remains entirely subordinated to the Service Provider. Each Service Recipient shall not have any obligation to pay any such personnel’s salary, insurance, social security or any other amounts required by applicable Law or by contract to be paid to or in respect of any such person by his or her employer during or on the termination of this Agreement.

Section 2.03 Service Interruption. PCS shall use reasonable best efforts to provide, or cause any of its Affiliates or Third Party Service Provider to provide, uninterrupted Services (as defined in the Schedules) throughout the Initial Term and any Renewal Term. Upon reasonable prior notice to Innophos setting forth in reasonable detail the cause of the temporary interruption, PCS will have the right to (and permit its Third Party Service Provider to) temporarily interrupt the provision of Products or Services or temporarily shut down the operation of the facilities or systems of PCS (or such Third Party Service Provider) for reasonably necessary maintenance; provided, however, that prior notice shall not be required if the interruption or shutdown is required to address an immediate safety concern; provided, further that, in such event, PCS shall reasonably promptly thereafter provide notice setting forth in reasonable detail the basis for the immediate safety concern. In performing any maintenance contemplated by this Section 2.03, including any routine maintenance or preventative services, PCS shall use reasonable best efforts to minimize the impact of such maintenance on the Services and Innophos’s business, including coordinating with Innophos a mutually agreed upon schedule for conducting such maintenance. PCS will be relieved of its obligations to provide, or cause to be provided, Products or Services for the period of time that the relevant facilities or systems are shut down pursuant to this Section 2.03, but shall also use reasonable best efforts to resume provision of the Products and Services as promptly as practicable. In the event that a particular Fee is based on the duration of time for which PCS provides the applicable suspended Product or Service, PCS shall reduce the charges related to such suspended Products or Services on a pro rata basis based on the number of days such Products or Services are suspended. Such reduction of charges by PCS shall constitute Innophos’s sole and exclusive remedy hereunder for suspension of Services or supply of Products by PCS in accordance with this Section 2.03.

Section 2.04 Payments. Each calendar month during the term of this Agreement, PCS shall prepare and deliver to Innophos an invoice for Services provided to Innophos during the preceding calendar month, and each such invoice shall set forth in reasonable detail the amount charged for each Service and the aggregate amount charged for such Services (the “Fee”), which aggregate amount shall be due and payable by Innophos within 30 days after the date of such invoice. The

Fees applicable to each Service are set forth on the Fee Schedule. Neither Innophos nor PCS shall have any right to setoff or reduce any payments to be made pursuant to this Agreement against any other obligation owed by such Innophos, on the one hand, to PCS, on the other hand. The making of any payment or payments shall not imply acceptance of the Services to which the payment or payments relate, or the waiver of requirements of, or rights to make any claims under, this Agreement.

Section 2.05 Warranties.

(a) PCS warrants with respect to all Services, other than the Honeywell Services and any other Services provided by a Third Party Service Provider, that it has title to all Products it sells and delivers to the Service Recipient pursuant to this Agreement and that any Products sold hereunder conform in all respects to the specifications for such Products set forth in the Schedules.

(b) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING SECTION 2.01(a), PCS HAS NOT MADE AND DOES NOT MAKE ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

Section 2.06 Taxes.

(a) General. Subject to Section 2.06(b), Innophos shall pay (or cause to be paid) and be responsible for all sales, use, excise, value-added, service, goods and services, consumption and similar Taxes assessed on or in connection with the provision of Services under this Agreement by any federal, state or local governmental authority (“Service Provision Taxes”). For the avoidance of doubt, Service Provision Taxes shall not include any income-based Taxes measured by or imposed on each Service Provider’s net income, real or personal property Taxes on property a Service Provider owns or employment taxes of a Service Provider’s employees.

(b) Service Provision Taxes. All amounts payable pursuant to this Agreement are exclusive of Service Provision Taxes. Innophos shall either (x) on receipt of a valid invoice (or other valid and customary documentation, if any) in compliance with applicable Law and reasonably detailing the applicable Service Provision Taxes and a calculation of the amount due, promptly pay or reimburse PCS the amount of such Service Provision Taxes shown as due on such invoice (it being understood that Innophos reserves all rights to dispute any amount of Service Provision Taxes shown on such invoice directly to the relevant Governmental Authority so long as Innopohos complies with the final resolution of any such dispute and PCS shall reasonably cooperate with such disputes at Innophos’s expense); or (y) where required by applicable Law, account directly to the relevant Governmental Authority for any such Service Provision Taxes (e.g., under a reverse charge procedure). The Parties shall use commercially reasonable efforts to minimize Service Provision Taxes to the extent legally permissible (e.g., by applying for exemption certificates or issuing any certificate or similar document which the other Party may require in order to obtain a tax credit, deduction or similar relief) and to calculate any applicable sales and use taxes and to make payment thereof directly to the appropriate

Governmental Authority. If PCS receives any refund of Service Provision Taxes that are, or were, borne by Innophos pursuant to this Agreement, PCS shall promptly pay, or cause to be paid, to Innophos the amount of such refund (net of any additional taxes PCS incurs or will incur as a result (x) of the receipt of such refund or (y) of the facts on which such refund is based).

Section 2.07 Use of Services. Innophos shall not, and shall cause its Affiliates not to, resell, license, sublet or transfer any Services to any Person whatsoever or permit the use of the Services by any Person.

Section 2.08 Records. PCS shall maintain records of all receipts, invoices, reports and other documents relating to the Services rendered under this Agreement in accordance with its standard accounting practices and procedures. PCS shall retain such accounting records and make them reasonably available to Innophos’s auditors for a period of seven (7) years from the close of each fiscal year of Innophos during which Services were provided; provided, that PCS may, at its option, transfer such accounting records to Innophos.

Section 2.09 Insurance.

(a) Each Party, at its respective sole cost, will maintain (and cause its subcontractors, if any, to maintain) the following insurance during the Term (which can be satisfied through excess or umbrella coverages):

(i) workers’ compensation insurance, both statutory limits and employers’ liability insurance with a limit of $1,000,000 for each occurrence, both coverages to apply to liability as applicable under any state or federal statute or through any common law process;

(ii) business or commercial automobile liability insurance with a combined bodily injury and property damage limit of $5,000,000 for each occurrence;

(iii) commercial general liability insurance with a combined limit, including bodily/personal injury and property damage, products and completed operations liability, and Sudden and Accidental Pollution Liability, of $20,000,000 for each occurrence; and

(iv) “All Risk” insurance (including flood and earthquake) upon all property owned by each Party or for which each Party is legally liable, or which is installed by or on behalf of the each Party as well as each Party’s personal property, and construction machinery and equipment owned or rented and used by each Party for the performance of the work, in an amount of at least 100% of the full replacement cost.

(b) Subject to the applicable policy terms and conditions and subject to the extent of any liability the applicable Party has expressly assumed in this Agreement, all insurance policies required pursuant to this Section 2.09 (other than Section 2.09(a)) shall:

(i) be issued by reputable companies with a claims paying ability of “BBB” or better by Standard & Poor’s Rating Services or a rating of “A-” or better in the current Best’s Insurance Reports;

(ii) include the other Party and its successors and/or assigns, as additional insureds of the policy;

(iii) contain waivers of subrogation in favor of the additional insureds; and

(iv) be regarded as primary insurance.

(c) The insurance coverage required under this Agreement will be additional security for the liabilities each Party has assumed hereunder and will not be deemed to limit any such liability, and such requirements will not be considered the amount or types of insurance such Party should carry to adequately protect itself from the risks of its occupation. Each Party will be responsible for any amount not covered by the insurance policies required of any subcontractor used by such Party under this Section 2.09.

ARTICLE III

Term and Termination of Services

Section 3.01 Term.

(a) Initial Term and Renewals. Subject to Section 3.02, this Agreement shall commence on the Termination Date (as defined in the Termination Agreement) (the “Effective Date”) and shall continue in effect until the ten (10) year anniversary of the Effective Date (the “Initial Term”), and may be extended for up to two successive ten (10) year periods. Innophos in its sole discretion may elect to extend the Agreement upon Advance Notice with respect to any of the Services for an additional ten (10) year period (the “First Renewal Term”) and, following the First Renewal Term, the Parties may elect to extend the Agreement with respect to any of the Services upon mutual agreement in accordance with Section 3.01(b) for an additional ten (10) year period (the “Second Renewal Term” and each renewal term, a “Renewal Term”). Notwithstanding the foregoing, this Agreement shall terminate, and all provisions of this Agreement shall become null and void and be of no further force and effect, except for the provisions set forth in Section 3.05, on the date on which PCS has no obligation to provide any Service under this Agreement.

(b) Notice.

(i) During the First Renewal Term, if Innophos determines that it desires to further extend the term of a Service for the Second Renewal Term, Innophos shall provide PCS with Advance Notice. Upon receipt of Advance Notice, the Parties will negotiate reasonably and in good faith to determine the terms of such renewal (if the Parties reach an agreement to further extend the Second Renewal Term, the term of such extension shall also be deemed a Renewal Term); provided, that if the Parties are unable to reach a mutual agreement after negotiating reasonably and in good faith, the Service shall terminate at the end of the First Renewal Term.

(ii) As used in this Agreement, “Advance Notice” means, written notice by Innophos to PCS of its desire to extend the Initial Term or the First Renewal Term, as applicable, which notice must be provided to PCS no less than 12 months before the termination of the Initial Term or the First Renewal Term, as applicable.

Section 3.02 Termination; Breach.

(a) Breach of Agreement. If Innophos fails to (i) pay any undisputed Fees or other amounts due and payable pursuant to the terms of this Agreement (including amounts arising from compliance with Section 2.06), or (ii) maintain insurance coverage in compliance with Section 2.09, and if such failure continues without cure for 30 Business Days after PCS has given Innophos a written notice of default specifying in reasonable detail the nature of such failure, then PCS shall have the right to terminate this Agreement upon written notice to Innophos. If Innophos believes in good faith that PCS or any of its Affiliates has breached any of its obligations under this Agreement, then (x) Innophos shall provide written notice to PCS specifying in reasonable detail the nature of the alleged breach as soon as reasonably practicable after Innophos becomes aware of the alleged breach, and (y) PCS or its Affiliate shall have three Business Days to commence implementing a cure for such alleged breach and seven Business Days (from the date PCS received notice) to cure such breach. Innophos may not assert or enforce any claim with respect to any alleged breach unless PCS or its Affiliate fails to commence implementing a cure for such alleged breach within three Business Days following PCS’s receipt of the notice delivered pursuant to the foregoing sentence or cure such alleged breach within seven Business Days following PCS’s receipt of the notice delivered pursuant to the foregoing sentence.

(b) Termination for Convenience. Except as expressly set forth in the Schedules with respect to any Service, during the Initial Term or any Renewal Term, as applicable, any Service (or group of Services if such group of Services is required to be terminated together as specifically indicated in the Schedules) may be cancelled or reduced in amount or any portion thereof by Innophos upon six months’ prior written notice thereof; provided, that Innophos shall pay to PCS all fees due up to the effective date of such termination and any reasonable and documented third-party fees, costs and expenses incurred by PCS and/or its Affiliates as a result of such early cancellation. Upon the termination of any Service, Innophos shall not be responsible for any costs, fees or expenses associated with such terminated Service, and PCS shall not be responsible for performing such terminated Service, in each case, with respect to the period after the termination date. For the avoidance of doubt, Innophos shall be responsible for any costs, fees or expenses accrued with respect to such terminated Service for the period prior to the termination date in accordance with this Section 3.02(a).

(c) Nitrogen Shut Down. If PCS shuts down the Nitrogen Plant (a “Nitrogen Plant Shutdown”), this Agreement shall terminate with respect to all Services; provided that, as a condition thereto, PCS shall provide Innophos with at least 12 months’ advance written notice of a Nitrogen Plant Shutdown.

Section 3.03 Sums Due. In the event of a termination of this Agreement, PCS shall be entitled to the immediate payment of, and Innophos shall within 45 Business Days pay to PCS, all undisputed accrued amounts for Services, Service Provision Taxes and other amounts due under this Agreement as of the date of termination.

Section 3.04 Destruction of Materials. At the request of either Party, upon termination of a Service and/or at the expiration of the Initial Term or Renewal Term, as applicable, each Party that holds books, records, files, databases, confidential information or computer software or hardware owned or leased by the other Party or its Affiliates (the “Materials”) will destroy all of such Materials promptly upon the relevant termination, but not later than 90 days after such termination; provided that either Party may retain copies of such Materials to the extent required to comply with applicable Law (including professional standards) and bona fide document retention policies. Any confidential information retained by a Party in compliance with this Section 3.04 following the termination of any Service will remain subject to the provisions of Section 6.01 following such termination.

Section 3.05 Effect of Termination. Section 2.01, Section 2.04, Section 2.05, Section 2.06, Section 2.08, Section 3.03, Section 3.04, this Section 3.05 and Article V and Article VI shall survive any termination of this Agreement.

ARTICLE IV

Force Majeure

Section 4.01 Force Majeure.

(a) Notwithstanding anything herein to the contrary, PCS (or its Affiliate or Third Party Service Provider) and Innophos shall each be excused for any delay in performance or non-performance of any of the terms and conditions of this Agreement, other than the payment of money, if and to the extent, and for the duration, that such delay or non-performance is caused by Force Majeure.

(b) The term “Force Majeure” shall mean any cause or circumstance beyond a Party’s respective control and that could not have been avoided or mitigated by such Party (or an Affiliate or Third Party Service Provider of PCS) with reasonable diligence that materially impedes the ability of such Party to perform its obligations hereunder, which causes or circumstances include the following to the extent they meet the foregoing criteria in this definition: (i) any act of God (including conditions resulting from natural disasters or extreme weather developments, such as earthquakes, hurricanes, lightning, storms (including hail storms), tornadoes and drought), fire, flood, extremely cold temperatures (meaning temperatures below 32 degrees Fahrenheit for an extended period of time), (ii) equipment malfunction, failure, breakdown or accidents (including explosions), (iii) a Change in Law, (iv) power outage or interruption of or delay in transportation not within control of either Party, (v) inadequacy or shortage or failure of sources of supply of materials required for performance hereunder (including raw materials, and including as a consequence of a force majeure affecting the movement of such materials), or (vi) acts of civil unrest, war or terrorism, strikes or lockouts.

(c) The Party whose performance is prevented or delayed shall notify the other Party in writing, as soon as reasonably practicable after the event causing the non-performance or delay, of the occurrence of such event and the expected duration and shall further provide notice as soon as reasonably practicable after the cause of such non-performance or delay is removed. In addition, each Party agrees to use reasonable best efforts to promptly address any Force Majeure event impacting its ability to perform its obligations under this Agreement.

(d) If any suspension of Services or delivery of Products pursuant to this Article IV continues for a period longer than 30 days, Innophos shall have the right to terminate such Service (or group of Services if such Service could only be terminated together with such other Services) or delivery of Products without regard to any notice or cure requirements set forth herein. Innophos shall not be required to pay for those Services or Products that are not performed due to excused performance in a Force Majeure event.

ARTICLE V

Liabilities

Section 5.01 Claims. Claims on account of (a) weight, quality, loss of or damage to Products are waived unless made in writing within 90 days after arrival of such Products at destination, and (b) non-conformity of Services are waived unless made in writing within 90 days after such Services that form the basis of such claim are rendered.

Section 5.02 Assumption of Risk; Limitation of Liability.

(a) Except as otherwise set forth in the Termination Agreement, as provided under the heading “Sulfuric Acid Tank Equipment Maintenance and Operation” on Annex A and without limiting the Parties’ respective indemnification obligations thereunder or hereunder, Innophos assumes all risks and liability for any loss, damage or injury to persons or property resulting from Innophos’s (i) receipt of any Services (not the provision of the Services by PCS (or an Affiliate or Third Party Service Provider designated by PCS)), and (ii) the storage, handling, transportation, resale or use of Products and any other materials provided hereunder, in each case whether used singly or in combination or otherwise, other than, in each case, any loss, damage or injury arising out of the gross negligence, fraud or willful misconduct of PCS or its Affiliates in the provision of any Service by or on behalf of such Service Provider. PCS shall not be liable to Innophos, and Innophos shall be liable, for damage to persons or property resulting from the use by Innophos of Products obtained in connection with the Services in manufacturing processes, or in combination with other substances, or otherwise, other than any loss, damage or injury arising out of the gross negligence, fraud or willful misconduct of PCS or its Affiliates in the provision by or on behalf of such Service Provider.

Section 5.03 Indemnity.

(a) Except for the fee, tax, cost and expense allocations expressly set forth in other provisions of this Agreement, Innophos hereby agrees to indemnify, defend and hold harmless PCS and each of its Affiliates and Representatives (collectively, the “Indemnitees”), from and against any and all claims, demands, complaints, liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Damages”) arising from, relating to, or in connection with, the receipt of any Service by Innophos or any of its Affiliates or any other Person receiving such Service (not the provision of the Services by PCS (or an Affiliate or Third Party Service Provider designated by PCS)), except to the extent that such

Damages were caused by (i) acts or omissions of PCS (or an Affiliate or Third Party Service Provider designated by PCS), which acts or omissions are the result of the gross negligence, fraud or willful misconduct of PCS (or an Affiliate or Third Party Service Provider designated by PCS), in which case, such Indemnitee shall not be entitled to the benefits of this Section 5.03(a) to the extent that such Damages were caused by such gross negligence, fraud or willful misconduct of PCS (or an Affiliate or Third Party Service Provider designated by PCS), or (ii) the negligence of PCS (or an Affiliate or Third Party Service Provider designated by PCS) to the extent provided under the heading “Sulfuric Acid Tank Equipment Maintenance and Operation” on Annex A. For the avoidance of doubt, Innophos shall not be required to indemnify PCS for any amounts payable by PCS to Innophos as Damages pursuant to a claim by Innophos against PCS under this Agreement.

(b) Except for the fee, tax, cost and expense allocations expressly set forth in other provisions of this Agreement, PCS hereby agrees to indemnify, defend and hold harmless Innophos and each of its Affiliates and Representatives from and against any and all Damages to the extent arising from, relating to or in connection with the (i) gross negligence, fraud, willful misconduct of PCS (or an Affiliate designated by PCS), and (ii) negligence of PCS (or an Affiliate designated by PCS) to the extent provided under the heading “Sulfuric Acid Tank Equipment Maintenance and Operation” on Annex A (including the direct, actually-incurred costs of any clean-up or remediation of environmental contamination to the extent resulting from such negligence, it being acknowledged, agreed and understood that Innophos, its Affiliates and its Representatives shall not be entitled to recover any other special, incidental, indirect or consequential damages resulting from such negligence).

Section 5.04 Consequential and Other Damages. Notwithstanding anything to the contrary contained in this Agreement (including Section 5.02 and Section 5.03) and except (a) for breaches of confidentiality under Section 6.01, and (b) for Damages resulting from a Party’s gross negligence, fraud or willful misconduct, no Party shall be liable to any other Party or its Affiliates, or its or their respective Representatives, under this Agreement whether in contract, tort (including negligence and strict liability), equity, or otherwise, at law or in equity for any (i) special, incidental, indirect, consequential, multiplied, punitive or exemplary Damages or (ii) Damages for lost profits, lost revenue, or diminution in value.

Section 5.05 Specific Performance. The Parties agree that Innophos would suffer irreparable damage in the event PCS fails to comply with (a) its obligations in accordance with the specific terms under this Agreement with respect to the Services described in the rows of Annex A titled “Operation of Raw River Water Line,” “Demineralized Water Supply,” “Sulfuric Acid Tank Equipment Maintenance and Operation,” “Pipe Bridge Maintenance,” “Dock Equipment Maintenance,” and “Dock Management and Services,” or (b) its obligations under Section 2.01(a) to pursue in good faith its available contractual rights against Honeywell or any other Third Party Service Provider on behalf of both PCS and Innophos or to assign such contractual rights to Innophos, and that such non-performance could not be adequately compensated in all cases by monetary damages alone. The Parties acknowledge and agree that the Parties shall be entitled, without posting a bond or similar indemnity, to an injunction, specific performance and other equitable relief to enforce specifically the terms and provisions described in the preceding sentence in any court as specified in Section 6.14, in addition to any other remedy to which they are entitled at law or in equity; provided, however, that such specific performance remedy will not be available in connection with any failure by PCS to provide electricity to Innophos if the Nitrogen Plant is not in operation. In no event shall the remedies set out in this Section 5.05 be available to Innophos or its Affiliates if it has breached its obligations hereunder, including its payment obligations set out in Section 2.04, provided that PCS has provided notice to Innophos of such breach and such breach has not been cured.

Section 5.06 Sole and Exclusive Remedy. Except with respect to Innophos’ right to enforce the terms of Sections 1.03 and 2.01(a) or as expressly set forth in Section 2.03, this Article 5 provides the sole and exclusive remedy for any misrepresentation, breach of warranty or covenant or other agreement, or other claim by any Party or its Affiliates arising out of this Agreement.

ARTICLE VI

Miscellaneous

Section 6.01 Confidentiality. Each of the Parties agrees that any confidential information of the other Party received in the course of performance under this Agreement shall be kept strictly confidential by the Parties, except that PCS or Innophos may, for the purpose of providing or receiving Services pursuant to this Agreement, disclose such information to any of its Affiliates, Representatives or to Third Party Service Providers to the extent reasonably necessary to provide or receive the Services pursuant to this Agreement; provided, that any such Affiliate, Representative or Third Party Service Provider shall have agreed to be bound by this Section 6.01 or comparable provisions; and provided, further, that either Party may disclose such information to the extent reasonably necessary in connection with the enforcement of this Agreement or as required by Law or legal or regulatory process (including any filings required to be made by the disclosing Party with the U.S. Securities and Exchange Commission and to the extent requested by any Governmental Authority in connection with any such Law or legal or regulatory process), including any tax audit or litigation. The obligations under this Section 6.01 shall not apply to (i) information that is already in the possession of the disclosing Party; provided that such information is not known by the disclosing Party after reasonable inquiry, to be subject to an obligation of confidentiality or other obligation of secrecy to the other Party or another Person; (ii) information that becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by the disclosing Party or its Affiliates or Representatives; or (iii) information that becomes available to a Party on a non-confidential basis from a source other than the other Party; and provided, further, that such source is not known by such Party, after reasonable inquiry, to be subject to an obligation of confidentiality or other obligation of secrecy to the other Party.

Section 6.02 Intellectual Property. Each Party acknowledges that none of its Affiliates or any of their respective Representatives will acquire any right, title or interest (including any license rights or rights of use) in any intellectual property (including software) of the other Party or its Affiliates, Representatives or licensors, and the licenses therefor that are owned by such Party or its Affiliates, Representatives or licensors, by reason of the provision or receipt, as applicable, of the Services provided under this Agreement.

Section 6.03 Successors and Assigns. This Agreement and the rights and obligations hereunder shall be binding upon and inure solely to the benefit of the Parties, their respective successors and permitted assigns, but this Agreement shall not be assignable by either Party hereto without the express written consent of the other Party hereto, which will not be unreasonably withheld; provided that, without such consent, PCS may assign its rights and obligations hereunder to an Affiliate at any time (but no such assignment shall relieve PCS of its obligations under this Agreement).

Section 6.04 No Third-Party Beneficiaries. Except as provided in Section 5.03, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing in this Agreement express or implied shall give or be construed to give to any Person, other than the Parties and their permitted successors and assigns, any legal or equitable rights hereunder, whether as third-party beneficiaries or otherwise.

Section 6.05 Amendment. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought.

Section 6.06 Waivers. No failure or delay on the part of any Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. No provision of this Agreement may be waived except pursuant to a writing executed by the waiving Party.

Section 6.07 Notices. All notices and other communications required or permitted hereunder must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by email (if confirmed in writing by mail simultaneously dispatched) or (c) one Business Day after having been dispatched by a nationally recognized overnight courier service, in each case to the appropriate Party at the address or email address specified below:

(a) If to PCS:

PCS Sales (USA), Inc.

PCS Nitrogen Fertilizer, L.P.

c/o Legal Counsel

1101 Skokie Blvd, Suite 400

Northbrook, IL 60062

Email: [***]

Telephone: [***]

Mobile: [***]

With a copy (which shall not constitute notice) to:

PCS Sales (USA), Inc.

PCS Nitrogen Fertilizer, L.P.

1101 Skokie Blvd, Suite 400

Northbrook, IL 60062

Attention: Executive Vice President, Phosphate

Email: [***]

Telephone: [***]

And

PCS Sales (USA), Inc.

PCS Nitrogen Fertilizer, L.P.

5301 Highway 3115

Geismar, LA 70734

Attention: Richard Holder

Email: [***]

Mobile: [***]

(b) If to Innophos:

Innophos, Inc.

259 Prospect Plains Road, Building A

Cranbury, NJ 08512

Attention: Chief Executive Officer

Email: [***]

With a copy (which shall not constitute notice) to:

Innophos, Inc.

259 Prospect Plains Road, Building A

Cranbury, NJ 08512

Attention: Chief Legal Officer

Email: [***]

And

Cleary, Gottlieb Steen and Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attn: Amy R. Shapiro

Richard S. Lincer

Telephone: (212) 225-2000

Email: rlincer@cgsh.com, ashapiro@cgsh.com

The Parties may specify such other addresses to which notices should be sent by notice to the other Party pursuant hereto.

Section 6.08 Schedules; Interpretation. The headings contained in this Agreement or in any Schedule to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Schedules referred to in this Agreement are incorporated in and made a part of this Agreement as if set forth in full in this Agreement. Any capitalized terms used in any Schedule, but not otherwise defined in such Schedule, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include” and “including” shall be deemed followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. No provision of this Agreement shall be interpreted or construed against any Party hereto solely because such Party or its representative drafted such provision.

Section 6.09 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 6.10 Entire Agreement. This Agreement, including the Schedules to this Agreement, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and, as of the Effective Date, supersede all prior agreements and understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement and the Geismar Complex Services Agreement dated December 12, 1989 between PCS (as successor in interest to Arcadian Corporation) and Innophos (as successor in interest to Rhone-Polenc Basic Chemical Company) (the “Existing Services Agreement”). For the avoidance of doubt, the Existing Services Agreement shall remain in full force and effect until the Effective Date. No representation, inducement, promise, understanding, condition or warranty not set forth in this Agreement has been made or relied upon by any Party hereto.

Section 6.11 Precedence of Agreements. Each Schedule attached to or referenced in this Agreement is hereby incorporated into and shall form a part of this Agreement by reference.

Section 6.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 6.13 Governing Law. Where a dispute arises out of this Agreement, this Agreement will in all respects be governed by, and construed in accordance with the laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such state, including all matters of construction, validity and performance.

Section 6.14 Jurisdiction; Dispute Resolution.

(a) Except for claims for nonpayment of moneys due, prior to initiation by any Party of any legal or other action or proceeding against any other Party, the Parties shall attempt in good faith to resolve any controversy or claim arising from or relating to this Agreement promptly by negotiations between the Representatives of the respective parties.

(b) Each Party hereto hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America, in each case, sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any such New York State or in any such Federal court, (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth in Section 6.07 shall be effective service of process for any suit, action or proceeding brought in any such court.

Section 6.15 Absence of Presumption. Each Party has participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties thereto. No presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement.

[Signature Pages Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PCS NITROGEN FERTILIZER, L.P.

By:	/s/ Charles Magro
Name: Charles Magro
Title: Authorized Person and President and CEO, Nutrien Ltd.

[Signature Page to Services Agreement]

INNOPHOS, INC.

By:	/s/ Kim Ann Mink
Name: Kim Ann Mink, Ph.D.
Title: Chairman, President and CEO

[Signature Page to Services Agreement]